UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 13, 2019

QUALSTAR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	001-35810 (Commission File Number)	95-3927330 (I.R.S. Employer Identification No.)

130 West Cochran Street, Unit C

Simi Valley, CA 93065

(Address of principal executive offices) (Zip Code)

(805) 583-7744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

 Item 1.01       Entry into a Material Definitive Agreement.

On April 13, 2019, Qualstar Corporation (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Steven N. Bronson, whereby Mr. Bronson will continue to serve as our Chief Executive Officer and President. The Employment Agreement is effective from January 1, 2019 to December 31, 2020, unless terminated earlier pursuant to its terms.

Pursuant to the Employment Agreement, Mr. Bronson will receive an annual base salary of $200,000 and is eligible to earn up to 50% of his annual base salary during each calendar year during the term, in the form of a bonus based on the Company’s achievement of financial objectives established by the Company’s Compensation Committee of its Board of Directors (“Compensation Committee”) and Mr. Bronson’s achievement of agreed-to personal business objectives. The Employment Agreement also provides that, within ninety (90) days following the execution of the Employment Agreement, the Company shall grant to Mr. Bronson 50,000 restricted stock units (the “Restricted Stock Units”) for shares of the Company’s common stock under the terms of the Company’s 2017 Stock Option and Incentive Plan. For each of the fiscal years ended December 31, 2019 and December 31, 2020, Restricted Stock Units for 25,000 shares of the Company’s common stock shall vest and become issuable subject to the Company’s achievement of financial and performance objectives for the applicable fiscal year established by the Company’s Compensation Committee. The Employment Agreement further provides that Mr. Bronson will be eligible to receive any benefit and participate in any benefit plan generally available to officers of the Company.

Mr. Bronson may terminate the Employment Agreement at any time by giving no less than ninety (90) days written notice to the Company. Upon Mr. Bronson’s voluntary termination of the Employment Agreement, the Company’s only obligation to Mr. Bronson will be (i) to pay any salary earned on or before his last day of employment (the “Separation Date”); (ii) reimburse Mr. Bronson for any reimbursable expenses incurred through and including the Separation Date; and (iii) pay Mr. Bronson for any accrued, unused vacation as of the Separation Date (collectively, the “Final Pay”). Upon such voluntary termination, Mr. Bronson will retain vested benefits, if any, which vested benefits will be handled in accordance with their controlling plans and documents. All further vesting of equity awards will cease on the date of such termination.

If Mr. Bronson’s employment is terminated due to his death or Disability (as such term is defined in the Employment Agreement), Mr. Bronson or his beneficiaries will be entitled to receive the Final Pay and all equity, including the Restricted Stock Units, issued to Mr. Bronson by the Company but not vested as of the Separation Date will immediately fully vest, subject to the satisfaction of certain conditions. In addition, the Company will pay Mr. Bronson a pro-rated portion of any earned target bonus through the Separation Date.

The Company may terminate the Employment Agreement without Cause (as such term is defined in the Employment Agreement) at any time and Mr. Bronson may terminate his employment for Good Reason (as such term is defined in the Employment Agreement) at any time. Upon a termination of Mr. Bronson’s employment by the Company without Cause or by Mr. Bronson for Good Reason, Mr. Bronson will be entitled to receive the Final Pay and subject to the satisfaction of certain conditions (i) a severance payment equal to 12 months of his base salary; (ii) a pro-rated portion of any earned target bonus through the Separation Date; (iii) certain COBRA benefits; and (iv) all equity awards, including the Restricted Stock Units, issued by the Company but not yet vested as of the Separation Date, shall immediately vest in full and be earned (collectively, the “Severance Benefits”). Upon a termination of Mr. Bronson’s employment by the Company for Cause, Mr. Bronson will be entitled to receive only the Final Pay.

In the event of a Change in Control (as such term is defined in the Employment Agreement) of the Company that results in the termination of Mr. Bronson’s employment for Good Reason or without Cause within 180 days after the effective date of the Change in Control, Mr. Bronson shall be entitled to receive the Final Pay, and subject to the satisfaction of certain conditions, the Severance Benefits.

The Employment Agreement also contains certain non-disclosure covenants that apply during his employment and thereafter.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure under Item 1.01 is incorporated herein by reference to the extent required.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated April 13, 2019, between Qualstar Corporation and Steven N. Bronson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALSTAR CORPORATION

Dated: April 18, 2019	By:	/s/ Steven N. Bronson
Name: Steven N. Bronson
Title: President and Chief Executive Officer